Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-97995 and 333-168332) on Form S-8 of our report dated June 27, 2022, with respect to the financial statements and the supplemental information of NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan.

/s/ KPMG LLP

Albany, New York
June 27, 2022